Exhibit 4.2

CONSENT OF ENGINEER

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2007 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I hereby consent to the references to my name under the heading “Item III– General Development of the Business – 3.3. The Poste Lemoyne Extension Property” in the Annual Information Form of the Company for the year ended February 28, 2007 (included as Exhibit 1 of the Annual Report), with respect to the Poste Lemoyne Extension property, and to all other references to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Christian D’Amours
Name: Christian D’Amours
Title: Geologist

May 25, 2007